Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-182864 and 333-203050 on Form S-8 of Georgetown Bancorp, Inc. and Subsidiary of our report dated March 23, 2015, relating to our audit of the consolidated balance sheet and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2014, which appear in the Annual Report on Form 10-K of Georgetown Bancorp, Inc. for the year ended December 31, 2015.

/s/ Shatswell, MacLeod & Company, P.C.
Shatswell, MacLeod & Company, P.C.

Peabody, Massachusetts
March 29, 2016